Exhibit 99.1

NEWS RELEASE

October 20, 2004

FOR IMMEDIATE RELEASE

RADIO ONE, INC. ACQUIRES

NEW MABLETON BROADCASTING CORPORATION

ACQUIRED COMPANY OWNS ATLANTA-BASED WAMJ-FM

Washington, DC - Radio One, Inc. (“Radio One”) (NASDAQ: ROIAK and ROIA) announced today that it has consummated the acquisition of the stock of New Mableton Broadcasting Corporation (“NMBC”), the majority shareholder of which is an entity controlled by Alfred C. Liggins, III, Chief Executive Officer of Radio One. The purchase price was approximately $35.0 million. NMBC owns radio station WAMJ-FM, located in the Atlanta, Georgia metropolitan area. Radio One has operated the station under a local management agreement since August, 2001. The terms of this acquisition were approved by an independent committee of Radio One’s Board of Directors and a financial fairness opinion was obtained from BNY Capital Markets, Inc., a subsidiary of The Bank of New York Company.

Commenting on this acquisition, Mr. Liggins stated, “This acquisition solidifies our position in the Atlanta market. Our strong cluster of four FM stations has achieved tremendous ratings growth in the past two years and our revenue growth in this very important market for the first nine months of 2004 is more than 1000 basis points above the industry’s growth rate in Atlanta. Consummating this acquisition locks down Radio One’s ownership and provides certainty that we will continue to be a force in the Atlanta radio market for years to come.”

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2003 net broadcast revenue) and the largest company that primarily targets African-American and urban listeners. Pro forma for all announced acquisitions, Radio One owns and/or operates 69 radio stations located in 22 urban markets in the United States and reaches approximately 13 million listeners every week. Radio One also programs “XM 169 The POWER” on XM Satellite Radio and owns approximately 40% of TV One, LLC, an African-American targeted cable channel, which is a joint venture with Comcast Corporation.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

For more information contact Scott R. Royster, Executive Vice President and Chief Financial Officer at 301-429-2642.